EB2B COMMERCE REPORTS FINANCIAL RESULTS FOR FIRST FULL YEAR OF OPERATIONS

Announces Various Actions As Business Continues to Expand


New York, NY - April 17 - eB2B Commerce, Inc. (EBTB-NASDAQ), a leader in business-to- business transaction management services, announced today that it had recorded $5.5 million in revenues in 2000, its first year as an operating company.

The Company also disclosed that it had raised $7.5 million that will help facilitate its continued growth. In addition, eB2B Commerce said that it was implementing a variety of initiatives, including several cost cutting measures, to decrease operating expenses of the Company as its business continues to expand.

In other developments, Peter Fiorillo, chairman and founder of the Company, assumed the additional positions of president and chief operating officer, responsible for day-to-day operations. Alan Andreini, who had been president, retains the responsibilities of chief executive officer.

Importantly, the Company reported that its EBITDA loss (financial results before interest, taxes, depreciation and amortization) for the three month period ended December 31, 2000 declined to $2.4 million or 17 cents per share compared with an EBITDA loss of $3.8 million or 29 cents per share in the three month period ended September 30, 2000. For all of 2000, the EBITDA loss was $13.1 million compared with $1.4 million in 1999.

For the year ended December 31, 2000, the net loss attributable to common stockholders was $41.3 million (or $3.61 a share) compared with $37.6 million (or $5.70 a share) in 1999. The net loss attributable to common stockholders in 1999 included a $29.4 million non-cash charge ($4.47 a share) for a deemed dividend related to the private placement completed in the fourth quarter of 1999.

In the fourth quarter of 2000, eB2B Commerce had revenues of $1.8 million and a net loss attributable to common stockholders of $7.5 million (or 55 cents a share) compared with a loss of $35.1 million ($4.88 a share) in the final quarter of 1999, including the deemed dividend of $29.4 million (or $4.10 a share).

eB2B Commerce also determined that certain expenses related to warrants and options issued during the fourth quarter of 1999 required restatement resulting in an additional $2.1 million of non-cash expenses, representing an additional loss attributable to common stockholders of 29 cents and 31 cents per share, respectively, for the three and twelve-month periods ended December 31, 1999. These amounts are included in the 1999 figures reported above.

The revision did not affect 2000 results. The 1999 revision related to: (1)
The value of warrants issued to consultants for services and to investors in conjunction with a bridge loan financing during the fourth quarter of 1999 was revised to reflect the use of the Black-Scholes option pricing model with volatility instead of the minimum value method used when eB2B Commerce was a private company; and (2) the value of options granted to employees after negotiations to merge with DynamicWeb Enterprises, Inc. began, but prior to the signing of the definitive merger agreement on December 1, 1999, was revised to reflect the 2.66 share exchange ratio in the merger. The revision did not change total stockholder's equity at December 31, 1999.

The $7.5 million financing is in the form of convertible notes and warrants, and an irrevocable line of credit.

The Company intends to seek stockholder approval of the preferred stock into which the convertible notes are convertible. The convertible notes provide that they will automatically convert into preferred stock upon such stockholder approval. Both the convertible notes and preferred stock are convertible into common stock at 50 cents per share.

The financing will trigger anti-dilution provisions affecting the conversion price of outstanding preferred shares and various outstanding warrants. The Company noted that it will cancel the February 2001 proposal to convert said securities to common shares. The Company is exploring the possibility of making a conversion offer under revised terms at some point in the near future.

The securities offered by the Company, referred to above, will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT EB2B COMMERCE

eB2B Commerce is the leading provider of solutions that automate the exchange of trading documents between large and small partners. Manual, paper-based transactions can be replaced by electronic ones through eB2B's Trading Network(TM), Trade Gateway's(TM) and Transaction Lifecycle Management facilities. This insures buyers and suppliers can seamlessly and automatically transact business using the technology and infrastructure best suited to their individual requirements (EDI, XML, POS, ERP, Web, etc.). Improving the management of trading partner relationships enhances productivity, customer service and bottom line profitability on both sides of the trading equation.

eB2B Commerce, based in New York City, emphasises key vertical markets including chain drug, sporting goods, toys, as well as general merchandise customers. Clients include Eckerd Corporation, Rite-Aid Corporation, Spalding Sports Worldwide, Inc., Toys R Us, Inc., Best Buy Co., Inc., Verizon Communications, Linens N Things, Inc. and thousands of small and mid-size enterprises. For more information please contact eB2B Commerce at 212-703-2000 or at its web site www.eb2b.com.

Certain statements contained in this news release which are not based on historical facts are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to uncertainties and risks that may cause actual results to materially differ from projections, including those under the "eB2B update" and "About eb2b Commerce, Inc." above. Although eB2B Commerce believes that its expectations are reasonable assumptions within the bounds of its knowledge of its business operations, there can be no assurance that actual results will not differ materially from its expectations. The uncertainties and risks include, among other things, the company's plans, beliefs and goals, the Company's limited operating history, the ability to raise additional capital, if needed, the risks and uncertainties associated with rapidly changing technologies such as the Internet, the risks of technology development and the risks of competition that can cause actual results to differ materially from those in the forward-looking statements. The company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.